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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
The Cerplex Group, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-84946 and 333-18431) on Form S-8, the registration statement (No. 333-12581) on Form S-3 and the registration statement (No. 333-28425) on Form S-2 of The Cerplex Group, Inc. of our report dated February 25, 1998, relating to the consolidated balance sheets of The Cerplex Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997 annual report on Form 10-K of The Cerplex Group, Inc. Our report dated February 25, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has net stockholders' and working capital deficiencies and does not have the necessary funds to pay its secured and unsecured debt obligations which raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

                                            KPMG PEAT MARWICK LLP


                                            By: /s/ KPMG Peat Marwick LLP
                                                --------------------------------

Orange County, California
February 27, 1998